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                                                                    EXHIBIT 10.4


                              CONTINGENT PAYMENT
                              ------------------
                                PROMISSORY NOTE
                                ---------------


$1,500,000.00                                            Raleigh, North Carolina
                                                               February 13, 2001


     FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the undersigned, Tangram Enterprise Solutions Inc., a Pennsylvania corporation ("Maker"), hereby agrees to pay to Axial Technology Holding AG, a Swiss registered company, or order ("Payee"), the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), without interest thereon, subject to reductions of the principal sum as defined herein. All sums owing hereunder shall be paid in lawful money of the United States of America. This Note is given in connection with that certain Asset Purchase Agreement dated February 13, 2001, as amended by the First Addendum to the Asset Purchase Agreement dated as of February 13, 2001 by and among Maker, Payee and Wyzdom Solutions Inc., a California corporation (the "Purchase Agreement"). Unless otherwise defined herein, each capitalized herein shall have the same definition as set forth in the Purchase Agreement.

     In the event that the Asset-Related Revenues exceed the Target Revenue Amount with respect to the applicable Anniversary Payment Date, installments of the principal (each an Earnout Payment) shall be due and payable by Maker as follows: (a) on February 28, 2002, the lesser of (i) five percent (5%) of the portion of the Asset-Related Revenues in excess of the Target Revenue Amount generated during the 12 month period ending on the first Anniversary Payment Date or (ii) $300,000.00; (b) on February 28, 2003, the lessor of (i) five percent (5%) of the portion of the Asset-Related Revenues in excess of the Target Revenue Amount generated during the period between the first and the second Anniversary Payment Date or (ii) $500,000.00; and (c) on February 28, 2004, the lesser of (i) five percent (5%) of the portion of the Asset-Related Revenues in excess of the Target Revenue Amount generated during the period between the second and the third Anniversary payment Date or (ii) $700,000.00. However, if the average of the daily NASDAQ closing prices of a share of Maker's common stock during the last 20 consecutive trading days immediately prior to the applicable Anniversary Payment Date upon which an installment is due and owing hereunder exceeds $2.00 per share, the Earnout Payment percentage of 5% stated herein shall be reduced proportionally by 1% for each $1.00 increase in the stock price above $2.00 per share, as more fully described in the Purchase Agreement.

     In the event that any installment is not paid within ten (10) days after the date such installment is due, Maker agrees to pay the installment amount together with a late payment charge equal to interest thereon from the due date of such installment until paid in full at the rate of twelve percent (12%) per annum, compounded monthly; provided that interest hereunder shall not exceed the maximum rate allowed by law. Privilege is reserved of Maker paying this Note in full or in part at any time prior to the installment date without penalty.
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     If Maker shall (a) fail to pay when due any sums payable hereunder; or (b)
file a petition for bankruptcy, make a general assignment for the benefit of creditors, or apply for the appointment of a receiver, trustee, or custodian, then Payee may, in its sole discretion, declare all sums owing under this Note immediately due and payable; provided, however, that if any document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document.

     If any attorney is engaged by Payee to enforce or construe any provision of this Note as a consequence of any default, with or without the filing of any legal action or proceeding, then Maker shall immediately pay on demand all attorneys' fees and other costs incurred by Payee, together with interest thereon from the date of such demand until paid in full at the rate of twelve percent (12%) per annum, compounded monthly; provided that interest hereunder shall not exceed the maximum rate allowed by law.

     All statements of account rendered by Payee to the Maker shall be presumed to be accurate and correct and shall constitute an account stated between Payee and Maker, unless within ten (10) business days after the verified receipt date of any such statement of account to Maker's address appearing on Payee's records, Maker furnishes Payee with a written objection to such statement specifying the error or errors contained in such statement.

     No previous waiver and no failure or delay by Payee in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of condition pursuant to this Note or the obligations secured thereby. A waiver of any term of this Note must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to this Note, the terms of this Note shall prevail.

     Each right, power and remedy of Payee as provided for in this Note or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Payee of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Payee of any or all such other rights, powers, or remedies.



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     Maker waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of balloon payment, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and late charges, and diligence in taking any action to collect any sums owing under this Note. Time is of the essence with respect to every provision hereof. This Note shall be construed and enforced in accordance with the laws of the State of North Carolina without regard to its conflict of law provisions. Maker hereby consents to the jurisdiction of the state and federal courts located in Raleigh, North Carolina. Any action, proceeding or complaint filed or instituted to enforce any provisions of this Note may be brought in the state or federal courts in Raleigh, North Carolina.


                                             "MAKER"

                                             Tangram Enterprise Solutions Inc.,
                                             a Pennsylvania corporation


                                             By: /s/ Norman L. Phelps
                                                 ------------------------------
                                                 Norman L. Phelps,
                                                 President and CEO

ATTEST


By: /s/ John N. Nelli
    ---------------------------------
  John N. Nelli,  Assistant Secretary



     (CORPORATE SEAL)

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